Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Registration Statement Form S-8 No. 333-172553 pertaining to the Tornier N.V. Amended and Restated Stock Option Plan, the Tornier N.V. 2010 Incentive Plan and the Tornier N.V. 2010 Employee Stock Purchase Plan

Registration Statement Form S-8 No. 333-182452 pertaining to the Tornier N.V. 2010 Incentive Plan

Registration Statement Form S-3 No. 333-187817 of Tornier N.V.

Registration Statement Form S-4 No. 333-201175 of Tornier N.V.

of our reports dated February 24, 2015 with respect to the consolidated financial statements and schedule of Tornier N.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Tornier N.V. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 28, 2014.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 24, 2015